Exhibit 4(b)

                          FORM OF
         CERTIFICATE OF DESIGNATION, PREFERENCES AND
              RIGHTS OF ______________________
                ____________ PREFERRED STOCK
                      ($1.25 PAR VALUE)

                             of

                     Harsco Corporation

   Pursuant to Section 151 of the General Corporation Law
                  of the State of Delaware



             We,  _________________, _________________,
   and  _________________,  _________________, of Harsco
   Corporation, a corporation organized and existing under the General Corporation Law of the State of Delaware, in accordance with the provisions of Section
   103 thereof, DO HEREBY CERTIFY:

             That pursuant to the authority conferred upon the Board of Directors by the Restated
   Certificate of Incorporation of the said Corporation, the said Board of Directors on _________________, adopted the following resolution creating a series of _______ shares of __________ Preferred Stock designated as _________________________:

             RESOLVED, that pursuant to the authority vested in the Board of Directors of this Corporation in accordance with the provisions of its Restated
   Certificate of Incorporation, a series of ________________________ of the Corporation be and it
   hereby is created, and that the designation and amount thereof and the voting powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof are as follows:

             Section 1.  Designation and Amount.  The
   shares of such series shall be designated as "________________________" and the number of shares constituting such series shall be  _______________.

             Section 2.  Dividends.  [The dividend rate
   on the shares of  _________________ shall be
   _________________.]  [Insert description of any
   adjustable or floating dividend rate.]   [The amount
   of dividends payable for the initial dividend period or any period shorter than a full quarterly dividend period shall be computed on the basis of 30-day months and a 360-day year.]

             Section 3.  Voting Rights.  [The
   __________________ shall have no voting rights other than the voting rights set forth in the Restated
   Certificate of Incorporation of the Company or as otherwise provided by Delaware law.] [Insert description of any additional voting rights.]

             Section 4.  Reacquired Shares.  [Any shares
   of __________________ purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of _________________ and may be reissued as part of a new series of _________________ to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.] [So long as any shares of the _________________ are outstanding, shares of the
   _________________ which are purchased, redeemed or otherwise acquired by the Company shall not be reissued, or otherwise disposed of, as shares of _________________.]

             Section 5.  Liquidation, Dissolution or
   Winding Up.

             [In the event of any involuntary
   liquidation, dissolution or winding up of the Company, the holders of the _________________ shall be entitled to receive [$_______ per share] (which amount shall be deemed to be its stated value on involuntary liquidation) plus accrued dividends to the date of distribution, whether or not earned or declared.]

             [In the event of any voluntary liquidation, dissolution or winding up of the Company, the holders of the _________________ shall be entitled to receive
   [$_______ per share] plus an amount equal to the accrued dividends thereon to the date of distribution, whether or not earned or declared.] [Insert description of any additional or alternative provisions regarding liquidation, dissolution or winding up of the Company.]

             Section 6.  Redemption.  [Optional]
   [Mandatory] Redemption [Non-Redeemable].  [The
   ___________ will not be redeemable prior to ______.
   Thereafter,] the Company shall have the option to redeem the whole or any part of the ___________________ at any time on at least thirty day's notice at [$_______ per share] [the following redemption prices, together with any accrued dividends to the date of such redemption:




   If Redeemed During  Per Share    If Redeemed During    Per Share
   the 12-month        Redemption   the 12-month          Redemption
   Period Ending        Price       Period Ending on      Price
   on __________,      $            ___________,          $

        ______                        _______
        ______                        _______
        ______                        _______


   ______and thereafter, together with any accrued dividends to the date of such redemption.] [Insert any mandatory redemption provisions.] [The _________ shall not be redeemed by the Corporation at any time.]

             Section 7.  [Conversion or Exchange.]  [The
   _______ shall not have any conversion or exchange rights.] [Insert description of any conversion or exchange rights.]

             Section 8.  [Ranking.  The
   ______________________ shall rank ___________ to all
   other series of the Corporation's preferred stock as to the payment of dividends and the distribution of assets.]

             Section 9.  [Amendment.  The Restated
   Certificate of incorporation of the Corporation shall not be further amended in any manner which would materially alter or change the powers, preferences or special rights of the ___________________________ so as to affect them adversely without the affirmative vote of the holders of a majority or more of the outstanding shares of _____________________________, voting separately as a class.]

             Section 10.  Fractional Shares.
   ______________ _____________________ may [not] be
   issued in fractions of a share [which shall entitle the holder, in proportion to such holder's fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of ________________________________________].


             IN WITNESS WHEREOF, we have executed and subscribed this Certificate and do affirm the foregoing as true under the penalties of perjury this __ day of _____________.


                           _________________________
                           Name:
                           Title:




   Attest:

   _________________________
   Name:
   Title: